EXHIBIT A

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT

This will confirm the agreement by and between the undersigned that the Schedule 13D filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the common shares, par value $0.01 per share, of Triton International Limited, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below that is named as a reporting person in such filing in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:  February 27, 2017

BHARTI GLOBAL LIMITED

By:	/s/ SONAL KAPASI
Name:	Sonal Kapasi
Title:	Authorized Signatory

BHARTI OVERSEAS PRIVATE LIMITED

By:	/s/ PUNEET TANDON
Name:	Puneet Tandon
Title:	Authorized Signatory